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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post Effective Amendment No. 2 to Registration Statement No. 333-107117 on Form S-3 of Alaska Air Group, Inc. of our report dated February 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, discussed in Note 15 to the consolidated financial statements), appearing and incorporated by reference in the Annual Report on Form 10-K of Alaska Air Group, Inc. for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in such Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington
April 13, 2004